Exhibit 4.25

Versión de firma

30 de marzo, 2023 Sr. Ruben Reyes Gil AMR Operaciones MX. S. de R.L. de C.V. Blvd, Kukulcan km 9.5 s/n Zona Hotelera, C.P. 77500 Cancún, Quintana Roo, México	March 30, 2023 Mr. Ruben Reyes Gil AMR Operaciones MX. S. de R.L. de C.V. Blvd, Kukulcan km 9.5 s/n Hotel Zone, C.P. 77500 Cancún, Quintana Roo, México

Estimado Sr. Reyes:

Hacemos referencia a (i) el Contrato de Prestación de Servicios de Operación y Administración de Hotel, celebrado entre AMR Operaciones MX. S. de R.L. de C.V. (“AMR”) y OPERADORA HOTELERA GRAND ISLAND II, S.A. DE C.V. (el “Propietario”), de fecha 23 de agosto de 2021 (el “Contrato”), por medio del cual AMR se compromete a prestar servicios de operación a los hoteles a desarrollarse dentro del proyecto de Grand Island Cancún (segunda etapa turística), localizado en Blvd. Kukulcan km 16.5, lote 56-A-1 y 56-A-2, Zona Hotelera, C.P. 77500, Cancún, Quintana Roo, México, copia del cual se adjunta a la presente como Anexo “A”; y (ii) la carta de contra garantía de fecha 23 de agosto de 2021, firmada entre el Propietario y AMR (la “Contra Garantía”) copia de la cual se adjunta a la presente como Anexo “B”. Los términos utilizados en la presente con mayúscula inicial que no se encuentren aquí expresamente definidos tendrán el significado que se les atribuye a dichos términos en el Contrato y en la Contra Garantía.

Dear Mr. Reyes,

Reference is made to (i) the Hotel Operation and Management Agreement, entered into by AMR Operaciones MX. S. de R.L. de C.V. (“AMR”) and OPERADORA HOTELERA GRAND ISLAND II, S.A. DE C.V. (the “Owner”) on August 23, 2021 (the “Agreement”), pursuant to which AMR undertakes to provide operating services to the hotels to be developed within the project known as the Grand Island Cancún (second touristic stage), located in Blvd. Kukulcan km 16.5, lote 56-A-1 and 56-A-2, Hotel Zone, C.P. 77500, Cancún, Quintana Roo, México, a copy of which is attached hereto as Exhibit “A”; and (ii) the counter guarantee letter dated on August 23, 2021, entered into between the Owner and AMR ( the “Counter Guaranty”), a copy of which is attached hereto as Exhibit “B”. Capitalized terms not otherwise herein, shall have the meaning ascribed to them in the Agreement and in the Counter Guaranty.

El Propietario por medio de este acto irrevocablemente acuerda y conviene que es su voluntad modificar (i) parcialmente el Contrato, mediante convenio modificatorio previamente acordado entre el Propietario y AMR, para, entre otros, modificar determinadas secciones del Contrato; y (ii) la Contra Garantía, para que (a) el Propietario no tenga obligaciones de pago bajo la Contra Garantía y la presente Carta; (b) incluir a Murano World, S.A. de C.V. (“Murano”), el señor Marcos Sacal Cohen (“MS”) y el señor Elías Sacal Cababie (“ES”, y junto con MS y Murano, los “Obligados Solidarios”), como obligados solidarios bajo la Contra Garantía conforme a los términos del presente; y (c) los Obligados Solidarios otorguen garantías adicionales respecto a sus obligaciones derivadas de la presente Carta.

The Owner hereby irrevocably agrees that it intends to amend (i) partially, by means of an amendment and restatement agreement to be executed on this same date, the Agreement previously agreed between the Owner and AMR, to, among others, amend certain sections of the Agreement; and (ii) the Counter Guaranty, in order to (a) remove any payment obligations from the Owner under the Counter Guaranty and this Letter; (b) include Murano World, S.A. de C.V. (“Murano”), Mr. Marcos Sacal Cohen (“MS”) and Mr. Elías Sacal Cababie (“ES”, and jointly with MS and Murano, the “Joint Obligors”), as joint obligors under the Counter Guaranty pursuant to the terms hereof; and (c) the Joint Obligors to grant additional guarantees with respect to their obligations hereunder.

En virtud de lo anterior, el Propietario y los Obligados Solidarios por su propio derecho irrevocablemente se obligan y garantizan lo siguiente:	By virtue of the foregoing, the Owner and the Joint Obligors hereby irrevocably undertake and guarantee the following:

1. Para el caso de que en cualquier Ejercicio Fiscal durante la Vigencia de la garantía a que hace referencia el párrafo (G) de la Cláusula Séptima del Contrato, AMR no alcance la Utilidad Operativa Bruta por el monto de hasta USD $25,000,000.00 (Veinticinco Millones de Dólares 00/100 Moneda de Curso Legal en los Estados Unidos de América), según los montos establecidos para cada Ejercicio Fiscal de conformidad con la tabla adjunta como Anexo “C” y tuviere que pagar cualquier diferencial (la “Garantía”), los Obligados Solidarios convienen en este acto de manera irrevocable pagar a AMR cualquier cantidad que AMR y/o sus filiales estuvieren obligados a pagar bajo la Garantía; en el entendido que, dicho pago deberá ser efectuado a AMR por cualquiera de los Obligados Solidarios, sin necesidad de requerimiento previo de pago alguno, a más tardar en los 15 (quince) días naturales previos a la fecha en la que AMR tuviere que pagar al Propietario las cantidades acordadas bajo la Garantía, en la siguiente cuenta bancaria:

Beneficiario: AMR Operaciones Mx, S. de R.L. de C.V.

Cuenta: 82500844646

Moneda: Dólares, USA

Número de CLABE interbancaria: 014691825008446466

Banco: Banco Santander, S.A., Institución de Banca Múltiple, Grupo Financiero Santander

1. In the event that in any Fiscal Year during the Term of the guarantee set forth under paragraph (G) of Clause Seventh of the Agreement, AMR does not reach the Gross Operating Profit, for the amount of up to USD $25,000,000.00 (Twenty Five Million dollars 00/100 legal currency of the United States of America), pursuant to the amounts set forth for each Fiscal Year pursuant to the table attached hereto as Exhibit “C”, and as a result thereof AMR is required to pay any differential amount (the “Guaranty”), the Joint Obligors hereby irrevocably agree to pay AMR any amount that AMR and/or its affiliates may be obligated to pay under the Guaranty; provided, however, that such payment shall be made to AMR by any of the Joint Obligors, without the need for any prior payment request, no later than fifteen (15) calendar days prior to the date on which AMR is required to pay the Owner any amounts agreed to under the Guaranty, on the following bank account:

Beneficiary: AMR Operaciones MX. S. de R.L. de C.V.

Account: 82500844646

Currency: Dollars, USA

Number of interbank CLABE: 014691825008446466

Bank: Banco Santander, S.A., Institución de Banca Múltiple, Grupo Financiero Santander

2. El Propietario irrevocablemente acepta y reconoce que (i) lo que suceda primero entre (a) el décimo primer Ejercicio Fiscal completo o bien (b) la liquidación del Financiamiento por el Propietario, en cualquiera de esos dos casos la Garantía se tendrá por automáticamente extinguida, terminada y sin efectos, sin responsabilidad y sin necesidad de declaración judicial alguna, y AMR ya no quedará obligado a garantizar ningún monto bajo el Contrato, de tal forma que el Propietario (y/o cualquier cedente o cesionario del Propietario), no podrá exigir o demandar su cumplimiento, eximiendo a AMR de cualquier tipo de responsabilidad bajo la misma; y (ii) la Garantía podrá ser extinguida y terminada en cualquier momento, sin responsabilidad y sin necesidad de declaración judicial alguna por AMR, mediante notificación previa y por escrito de AMR al Propietario en el domicilio señalado en el Contrato.	2. Owner irrevocably agrees and acknowledges that (i) whichever occurs earlier between (a) the eleventh complete Fiscal Year, or (b) the payment in full of the Financing by Owner, the Guaranty shall be deemed automatically extinguished, terminated and void, without liability and without the need for any judicial declaration, and AMR shall no longer be obligated to guarantee any amount under the Agreement, such that the Owner (and/or any assignor or assignee of the Owner), shall not be able to enforce or demand performance, releasing AMR from any type of liability under the same; and (ii) the Guaranty may be extinguished and terminated at any time, without liability and without the need for any judicial declaration, by AMR, by means of a prior written notice delivered by AMR to the Owner at the address set forth in the Agreement.

3. Los Obligados Solidarios irrevocablemente garantizan y convienen en que si cualquier cantidad por ellos adeudada bajo la presente no es cubierta en su totalidad a AMR en la fecha en que sea exigible, la Garantía quedará automáticamente extinguida, terminada y sin efectos, sin responsabilidad y sin necesidad de declaración judicial alguna, y AMR quedará irrevocablemente liberado de dar cumplimiento a la misma, de tal forma que el Propietario (y/o cualquier cedente o cesionario del Propietario), no podrán exigir o demandar su cumplimiento, eximiendo a AMR de cualquier tipo de responsabilidad bajo la misma.	3. The Joint Obligors irrevocably warrant and agree that if any amount owed by them hereunder is not paid in full to AMR on the date it becomes due, the Guaranty shall be automatically extinguished, terminated and void, without liability and without the need for any judicial declaration, and AMR shall be irrevocably released from the performance thereof, in which case Owner (and/or any assignor or assignee of Owner), shall be unable to enforce or demand performance thereof, and AMR shall be relieved of any liability whatsoever thereunder.

4. Murano por medio de la presente irrevocablemente garantiza y acepta que tendrá la obligación de proporcionar sus propios estados financieros respecto del ejercicio fiscal inmediato anterior, según le sea solicitado por escrito en cualquier momento por AMR a Murano; en el entendido que, si Murano incumpliere con dicha obligación de proporcionar a AMR sus estados financieros dentro de un plazo mayor a 5 (cinco) días hábiles siguientes a ser solicitados, la Garantía quedará automáticamente extinguida, terminada y sin efectos, sin responsabilidad y sin necesidad de declaración judicial alguna, y AMR quedará irrevocablemente liberado de dar cumplimiento a la misma, de tal forma que el Propietario (y/o cualquier cedente o cesionario del Propietario), no podrán exigir o demandar su cumplimiento, eximiendo a AMR de cualquier tipo de responsabilidad bajo la misma.

4. Murano hereby irrevocably warrants and agrees that it shall be obligated to provide annual financial statements for the immediately preceding fiscal year as may be requested from Murano in writing at any time by AMR; provided, however, that if Murano fails to comply with such obligation to furnish AMR with its financial statements within five (5) business days after such request, the Guaranty shall automatically be extinguished, terminate and become null and void, without liability and without the need for any judicial declaration whatsoever, and AMR shall be irrevocably released from the performance thereof, such that the Owner (and/or any assignor or assignee of the Owner), shall be unable to enforce or demand performance thereof, and AMR shall be relieved of any liability whatsoever thereunder.

5. Los Obligados Solidarios irrevocablemente garantizan y convienen que, si los estados financieros de Murano proporcionados conforme al párrafo 4 anterior, muestran, a discreción de AMR, que Murano no tiene los activos suficientes para hacer frente a sus obligaciones bajo la presente Carta, el Propietario y los Obligados Solidarios tendrán la obligación de suscribir, dentro de los siguientes 2 (dos) días hábiles siguientes a la fecha en la que les fue informada por escrito dicha deficiencia, un documento en virtud del cual se sustituirá a Murano como Obligado Solidario, por otra entidad que, a discreción de AMR, sí tenga suficientes activos o bienes para hacer frente a sus obligaciones bajo la presente Carta; en el entendido que, cualquier incumplimiento por parte de los Obligados Solidarios a lo establecido en el presente párrafo tendrá como resultado la cancelación, terminación y/o extinción automática de la Garantía, sin necesidad de declaración judicial alguna y sin responsabilidad para AMR, y AMR quedará irrevocablemente liberado de dar cumplimiento a la misma, de tal forma que el Propietario (y/o cualquier cedente o cesionario del Propietario), no podrán exigir o demandar su cumplimiento, eximiendo a AMR de cualquier tipo de responsabilidad bajo la misma.	5. The Joint Obligors irrevocably guarantee and agree that, if the financial statements of Murano provided pursuant to paragraph 4 above, at AMR’s discretion, provide that Murano does not have sufficient assets to meet its obligations under this Letter, the Owner and the Joint Obligors shall be obligated to execute, within two (2) business days following the date on which they were informed in writing of such deficiency, a document substituting Murano as Joint Obligor, for another entity which, in AMR’s discretion, has sufficient assets or property to meet its obligations hereunder; provided that, any failure by the Joint Obligors to comply with the provisions of this paragraph shall automatically extinguish, terminate and/or expiration of the Guaranty, without the need for any judicial declaration and without liability to AMR, and AMR shall be irrevocably released from the performance thereof, such that the Owner (and/or any assignor or assignee of the Owner), shall be unable to enforce or demand performance thereof, and AMR shall be relieved of any liability whatsoever thereunder.

6. El Propietario irrevocablemente reconoce y acepta que el Financiamiento es contratado directamente por el Propietario y que AMR no asume ninguna obligación o responsabilidad relacionada con o derivada de dicho Financiamiento. Cualquier incumplimiento al Financiamiento por parte del Propietario (i) será en todo momento responsabilidad única y exclusiva del Propietario, irrevocablemente liberando mediante este acto a AMR y sus filiales de cualquier tipo de responsabilidad; y (ii) automáticamente dejará sin efectos la Garantía y se dará por terminada sin responsabilidad para AMR y necesidad de declaración judicial alguna.	6. The Owner irrevocably acknowledges and agrees that the Financing is being sought directly by the Owner and that AMR assumes no obligation or liability in connection with or arising from such Financing. Any breach of the Financing by Owner (i) shall at all times be the sole and exclusive responsibility of Owner, hereby irrevocably releasing AMR and its affiliates from any and all liability; and (ii) shall automatically render the Guaranty null and void and terminate without liability to AMR and without the need for any judicial declaration.

7. El Propietario y/o cada Obligado Solidario en este acto (i) garantizan a AMR, a sus accionistas, filiales, directores, funcionarios, empleados, agentes o asesores (incluyendo abogados y contadores y cualesquiera representantes de dichos asesores) que, para el supuesto de que cualquier tercero iniciare acciones de cualquier naturaleza para el cobro de la Garantía y AMR, sus accionistas, filiales, directores, funcionarios, empleados, agentes o asesores (incluyendo abogados y contadores y cualesquiera representantes de dichos asesores) y se vieren afectados y/u obligados a efectuar pagos o erogación alguna al respecto, el Propietario y/o cada Obligado Solidario estarán obligados a pagar y/o reembolsar a AMR, sus accionistas, filiales, directores, funcionarios, empleados, agentes o asesores (incluyendo abogados y contadores y cualesquiera representantes de dichos asesores) así como todas las cantidades que éste tuviera que erogar por tal concepto, incluyendo los costos y gastos legales aplicables y cualesquier daños y perjuicios que AMR, sus accionistas, filiales, directores, funcionarios, empleados, agentes o asesores (incluyendo abogados y contadores y cualesquiera representantes de dichos asesores) sufran directamente o indirectamente; y (ii) se obligan a indemnizar y dejar en paz y a salvo a AMR, sus accionistas, filiales, directores, funcionarios, empleados, agentes o asesores (incluyendo abogados y contadores y cualesquiera representantes de dichos asesores) por cualquier demanda, acción o procedimiento en el que AMR, sus accionistas, filiales, directores, funcionarios, empleados, agentes o asesores (incluyendo abogados y contadores y cualesquiera representantes de dichos asesores) se viera involucrado, directa o indirectamente, con motivo de la Garantía, del ejercicio de la misma por cualquier tercero, de la terminación del Contrato o cualquier otro motivo relacionado con la presente Carta, Garantía o el Contrato.	7. The Owner and/or each Joint Obligor hereby (i) guarantees to AMR, its shareholders, affiliates, directors, officers, employees, agents or advisors (including attorneys and accountants and any representatives of such advisors) that, in the event any third party brings any action of any nature seeking performance of the Guaranty and AMR, its shareholders, affiliates, directors, officers, employees, agents or advisors (including attorneys and accountants and any representatives of such advisors) are affected and/or obligated to make any payment or disbursement in connection therewith, the Owner and/or each Joint Obligor hereby shall be obligated to pay and/or reimburse AMR, its shareholders, affiliates, directors, officers, employees, agents or advisors (including attorneys and accountants and any representatives of such advisors) all amounts so incurred by AMR, its shareholders, affiliates, directors, officers, employees, agents or advisors (including attorneys and accountants and any representatives of such advisors), including any applicable legal fees and expenses and any damages suffered directly or indirectly by AMR, its shareholders, affiliates, directors, officers, employees, agents or advisors (including attorneys and accountants and any representatives of such advisors); and (ii) shall indemnify and hold AMR, its shareholders, affiliates, directors, officers, employees, agents or advisors (including attorneys and accountants and any representatives of such advisors) harmless from and against any claim, action or proceeding in which AMR, its shareholders, affiliates, directors, officers, employees, agents or advisors (including attorneys and accountants and any representatives of such advisors) may suffer, directly or indirectly; resulting from the Guaranty, the enforcement of such Guaranty by any third party, the termination of the Agreement or any other matter relating to this Letter, the Guaranty or the Agreement.

8. En caso de incumplimiento a cualquiera de las obligaciones establecidas en esta Carta, (i) el Propietario irrevocablemente acepta que se considerará un evento de incumplimiento al Contrato y por lo tanto AMR estará facultado a dar por terminado anticipadamente y sin responsabilidad de AMR y sin necesidad de declaración judicial alguna el Contrato, quedando obligado el Propietario a pagar la pena convencional establecida en la Cláusula Vigésima Primera Inciso B) del Contrato; y (ii) el Propietario y los Obligados Solidarios irrevocablemente aceptan en liberar de responsabilidad e indemnizar y sacar en paz y a salvo a AMR y/o a cualquier accionista, filial, director, funcionario, empleado, agente o asesor (incluyendo abogados y contadores y cualesquier representantes de dicho asesores) de AMR, conforme a lo establecido en la Sección 7 de la presente Carta que pudiese resultar como consecuencia terminación de la presente Carta o del Contrato.	8. In the event of default to any of obligations set forth herein, (i) the Owner hereby irrevocably agrees that such default shall be considered an event of default of the Agreement and therefore AMR shall have the right to terminate the Agreement without any liability and without the need for any judicial declaration, and the Owner shall be obligated to pay the penalty set forth in clause Twenty-First Paragraph B) of the Agreement; and (ii) the Owner and the Joint Obligors irrevocably agree to hold AMR and/or any shareholder, subsidiary, director, officer, employee, agent or advisor (including attorneys and accountants and any representatives of such advisors) of AMR, harmless and indemnify AMR and/or any shareholder, subsidiary, director, officer, employee, agent or advisor (including attorneys and accountants and any representatives of such advisors) of AMR, pursuant to Section 7 of this Letter which may result as a consequence of the termination of this Letter or the Agreement.

9. Ni la presente ni cualquier derecho u obligación de las Partes, en términos de la presente, podrá ser cedido, en todo o en parte, sin el consentimiento previo y por escrito de todas las Partes de este documento.	9. Neither hereunder nor any right or obligation of the Parties hereunder may be assigned, in whole or in part, without the prior written consent of the Parties hereto.

10. Salvo por el Financiamiento, en cuyo caso ninguna de las Partes podrá divulgar el contenido y/o cualquier tipo de información relacionada con la presente Carta sin el consentimiento previo y por escrito de la otra Parte; las Partes por medio del presente irrevocablemente acuerdan y aceptan que cualquier parte podrá divulgar el contenido y/o los acuerdos contenidos en la presente, a cualquier tercero sin el previo consentimiento de la otra Parte; en el entendido que, AMR podrá divulgar el contenido y/o cualquier tipo de información relacionada con la presente Carta a cualquier tercero, incluyendo algún tercero que hubiere otorgado el Financiamiento a solicitud de algún representante del otorgante del Financiamiento y/o agente del Financiamiento o como parte de cualquier investigación y/o procedimiento judicial, arbitral, administrativo y/o iniciado por cualquier autoridad relacionado con el Financiamiento o relacionado con el cumplimiento o ejecución de lo establecido en la presente Carta.	10. Other than for purposes of the Financing, in which case neither Party may disclose the contents and/or any information relating hereto without the prior written consent of the other Party; the Parties hereby irrevocably warrant and agree that either Party may disclose the contents and/or the agreements contained herein to any third party without the prior consent of the other Party; provided, however, that AMR may disclose the contents and/or any information relating hereto to any third party, including any third party who has granted the Financing at the request of any representative of party granting the Financing and/or agent of the Financing or as part of any investigation and/or judicial, arbitration, administrative and/or other proceedings initiated by any authority relating to the Financing or relating to the performance or enforcement of the terms set forth herein.

11. AMR señala como domicilio convencional para recibir cualesquiera notificaciones relacionadas con la presente Carta el ubicado en:

Dirección:

Av. Tulum Supermanzana 9, manzana 1, lote 2, piso 11, Cancún, Benito Juárez, Quintana Roo, C.P. 77504.

Teléfono: + 52 (998) 891 46 46

Correo electrónico: ruben.reyes@hyattic.com; lvelazquez@applelg.net

En atención de: Rubén Reyes Gil y Luis Velázquez Montes

El Propietario señala como domicilio convencional para recibir cualesquiera notificaciones relacionadas con la presente Carta el ubicado en:

11. AMR appoints as its conventional address to receive any notices related to this Letter the one located at:

Address:

Av. Tulum Supermanzana 9, manzana 1, lote 2, piso 11, Cancún, Benito Juárez, Quintana Roo, C.P. 77504.

Telephone: + 52 (998) 891 46 46

Email: ruben.reyes@hyattic.com; lvelazquez@applelg.net

In attention of: Ruben Reyes Gil and Luis Velazquez Montes

The Owner appoints as its conventional address to receive any notices related to this Letter the one located at:

Dirección: Avenida Paseo de las Palmas No. 1270, Lomas de Chapultepec, C.P. 11000, Ciudad de México. Teléfono: 555292 0100 Correo electrónico: marcos@murano.com.mx En atención de: Marcos Sacal Cohen	Address: Avenida Paseo de las Palmas No. 1270, Lomas de Chapultepec, C.P. 11000, Mexico City. Telephone: 555292 0100 Email: marcos@murano.com.mx In attention of: Mark Sacal Cohen

Los Obligados Solidarios señalan como domicilio convencional para recibir cualesquiera notificaciones relacionadas con la presente Carta el ubicado en:	The Joint Obligors appoint as their conventional address to receive any notices related to this Letter the one located at:

Dirección: Paseo de las Palmas 1270, Col Lomas de Chapultepec, Miguel Hidalgo, C.P. 11000. Teléfono: 555292 0100 Correo electrónico: marcos@murano.com.mx En atención de: Marcos Sacal Cohen	Address: Paseo de las Palmas 1270, Col Lomas de Chapultepec, Miguel Hidalgo Zip code. 11000 Phone: 5552920100 Email: marcos@murano.com.mx In attention of: Marcos Sacal Cohen

Todos los comunicados, avisos, escritos y demás similares bajo la presente Carta deberán ser enviadas y notificadas en dos de las siguientes formas: (i) en forma personal con acuse de recibo firmado por el representante legal de la parte en cuestión; y (ii) por mensajería con acuse de recibo, correo certificado o trasmitidas por facsímil, así como por correo electrónico, las cuales entrarán en vigor al momento de su recepción.

Any communication, notice, writing and similar document delivered hereunder must be sent and notified in two of the following ways: (i) in person with acknowledgment of receipt signed by the legal representative of the relevant party; and (ii) by courier with acknowledgment of receipt, registered mail or transmitted by facsimile, as well as by email, which notice be effective upon receipt.

Las Partes, mediante notificación por escrito, podrán designar otro domicilio al cual deban notificarse cualesquiera comunicados, avisos, escritos y demás similares bajo la presente Carta. Cualquier cambio en los datos proporcionados por las partes deberá ser notificado a la otra con 5 (cinco) días naturales de anticipación a la fecha en que quiera que surta efectos ese cambio. Sin este aviso, todas las comunicaciones hechas conforme a los datos proporcionados en la presente cláusula se entenderán válidamente hechas. Las Partes expresamente convienen que las comunicaciones y notificaciones que se realicen a través de los medios electrónicos pactados en esta cláusula, tendrán pleno valor y fuerza legal.

The Parties, by written notice, may provide for another address to which any communications, notices, writings and similar documents must be served under this Letter. Any change in the information provided by the parties must be notified to the other 5 (five) calendar days in advance of the date on which such party wishes for that change to take effect. Without providing the aforementioned notice, every communication made in accordance with the information provided herein shall be validly made. The Parties expressly agree that communications and notifications made through the electronic means agreed in this clause shall have full legal force and effect.

12. En los términos de los artículos 1987, 1988 y demás aplicables del Código Civil Federal, así como los artículos correlativos de los Códigos Civiles de otros Estados de México, los Obligados Solidarios asumen, solidariamente, la obligación de indemnizar y sacar en paz y a salvo y de realizar todos y cada uno de los pagos de cualquier cantidad pagadera o adeudada conforme a la presente Carta, por lo que AMR podrá exigir el pago de dichas cantidades indistintamente a cualquiera de los Obligados Solidarios, en lo individual o en forma conjunta. Para efectos de la obligación solidaria que se asume, cada Obligado Solidario acuerda y conviene que todas y cada una de las obligaciones del Propietario y/o los Obligados Solidarios frente a AMR derivadas de la presente Carta son indivisibles, por lo que cada Obligado Solidario responde por la totalidad de cualquier cantidad pagadera en términos de la presente Carta, incluyendo la obligación de indemnizar y/o sacar en paz y a salvo a AMR. Cada Obligado Solidario se obliga a cumplir con todas y cada una de las obligaciones establecidas en esta Carta. En caso que un Obligado Solidario realice un pago por cuenta del Propietario u otro Obligado Solidario, se obliga a no repetir en contra de Propietario y/o de los demás Obligados Solidarios, según sea el caso, sino hasta que AMR haya recibido todo cuanto se le adeudare conforme a la presente Carta. Cada uno de los Obligados Solidarios irrevocablemente acepta y conviene que cualquier derecho de cobro o acción que pudiera tener contra del Propietario y/o el otro Obligado Solidario, en la medida que sea permisible conforme a la ley aplicable, o así lo resuelva la autoridad judicial, sea con motivo de la presente Carta o por cualquier otra causa, estará subordinado a todos los derechos y acciones de AMR en contra del Propietario y/o el otro Obligado Solidario. Cada uno de los Obligados Solidarios expresa e irrevocablemente acepta y reconoce que en contra de la eventual reclamación de AMR, no podrá oponer excepciones que deriven de la iliquidez, insolvencia, concurso o quiebra del Propietario y/o los Obligados Solidarios, o de cualquier otra situación que provenga de la incapacidad de pago del Propietario, en virtud de lo cual desde este momento cada una de los Obligados Solidarios renuncia a cualquier excepción o defensa que en tal sentido pudiera oponer en el futuro.	12. Pursuant to articles 1987, 1988 and other applicable articles of the Federal Civil Code, as well as the correlative articles of the Civil Codes of other States of Mexico, the Joint Obligors assume, jointly and severally with the Owner, the obligation to indemnify, defend and hold harmless and to make each and every payment of any amount payable or due in accordance with this Letter, therefore, AMR may claim the payment of these amounts indistinctly to the Owner or to any of the Joint Obligors, individually or jointly. For the purposes of the joint and several obligation that is assumed, each Joint Obligor agrees that each and every obligation of the Owner owed to AMR herein and in the Counter Guaranty are indivisible, so each Joint Obligors is liable for the total payable amount in terms of this Letter and the Counter Guaranty, including the obligation to indemnify, defend and/or hold harmless. Each Joint Obligor undertakes to comply with each and every obligation set forth in this Letter. In the event that the Joint Obligors make a payment on behalf of the Owner, they undertake not to take action against the Owner and/or the other Joint Obligors, as the case may be, until AMR has received all amounts owed in accordance with this Letter and the Counter Guaranty. Each of the Joint Obligors irrevocably accepts and agrees that any payment right or collection action that it may be entitled to allege against the Owner, to the extent that it is permissible under the applicable law, or so resolved by any judicial authority, pursuant to this Letter or for any other reason, shall be subordinated to all the rights and actions of AMR against the Owner. Each of the Joint Obligors expressly and irrevocably accepts and acknowledges that they may not be entitled to oppose any exception against the eventual claim of AMR based on the insolvency or bankruptcy of the Owner, or any other situation that arises from the Owner’s inability to pay, by virtue of which, each of the Joint Obligors hereby waives any exception or defense to be alleged in the future.

13. Para garantizar el pago de cualquier cantidad que (i) el Propietario tuviera que erogar por concepto de pago de la pena convencional establecida en la Cláusula Vigésima Primera Inciso B) del Contrato como consecuencia de su terminación anticipada con base en lo establecido en el numeral 8 de la presente Carta; y/o (ii) el Propietario y los Obligados Solidarios tuvieran que erogar por concepto de pago de cualquier indemnización pagadera por el Propietario y/o los Obligados Solidarios por concepto de daños y perjuicios causados como consecuencia de cualquier demanda, acción o procedimiento en el que AMR, sus accionistas, filiales, directores, funcionarios, empleados, agentes o asesores (incluyendo abogados y contadores y cualesquiera representantes de dichos asesores) se vieran involucrados con motivo de la Garantía, del ejercicio de la misma por cualquier tercero, de la terminación del Contrato o cualquier otro motivo relacionado con el incumplimiento de la presente Carta, incluyendo los costos y gastos legales aplicables que AMR, sus accionistas, filiales, directores, funcionarios, empleados, agentes o asesores (incluyendo abogados y contadores y cualesquiera representantes de dichos asesores) sufran directamente o indirectamente; el Propietario entregará a AMR una fianza en la Fecha de Inicio de operación conforme a lo establecido en la Cláusula Quinta inciso (a) del Contrato, pagadera a primer requerimiento, expedida por una afianzadora autorizada en México por la cantidad de USD$10,000,000.00 (Diez Millones de Dólares 00/100 Moneda de Curso Legal en los Estados Unidos de América) (el “Monto Afianzado”) y en los términos aceptados por AMR; en el entendido que, si la cantidad relacionada con la responsabilidad del Propietario y/o los Obligados Solidarios en su totalidad excede el Monto Afianzado, el Propietario y/o los Obligados Solidarios irrevocablemente acuerdan y aceptan que continuarán obligados a indemnizar a AMR, sus accionistas, filiales, directores, funcionarios, empleados, agentes o asesores (incluyendo abogados y contadores y cualesquiera representantes de dichos asesores) hasta en tanto paguen en su totalidad cualquier monto pagadero por cualquier concepto con base en lo establecido en la presente Carta.

13. To secure payment of any amount that (i) the Owner would have to pay as a result of the penalty set forth under clause Twenty-First Paragraph B) of the Agreement resulting from its termination based on the terms set forth under paragraph 8 of this Letter; and/or (ii) Owner and the Joint Obligors would have to pay as a result of any indemnity payable by the Owner and/or the Joint Obligors for damages caused as a consequence of any claim, action or proceeding in which AMR, its shareholders, affiliates, directors, officers, employees, agents or advisors (including attorneys and accountants and any representatives of such advisors) were involved in connection with the Guaranty, the exercise thereof by any third party, the termination of the Agreement or any other reason related to the breach of this Letter, including any applicable legal costs and expenses incurred directly or indirectly by AMR, its shareholders, affiliates, directors, officers, employees, agents or advisors (including attorneys and accountants and any representatives of such advisors); the Owner shall deliver to AMR a surety bond on the Start Date of operations pursuant to Clause Fifth paragraph (a) of the Agreement, issued by a surety institution authorized in Mexico in the amount of USD$10,000,000.00 (Ten Million Dollars 00/100 legal currency of the United States of America) (“Bond Amount”) and on terms and conditions accepted by AMR; provided that, any liability owed by the Owner and/or Joint Obligors exceeds the Bond Amount, the Owner and/or Joint Obligors shall irrevocably remain obligated to indemnify AMR, its shareholders, affiliates, directors, officers, employees, agents or advisors (including attorneys and accountants and any representatives of such advisors) until such time as such liability owed under the terms of this Letter is paid in full.

No obstante lo anterior, los señores Marcos Sacal Cohen y Elías Sacal Cababie por este medio acuerdan emitir un pagaré por el Monto Afianzado en favor de AMR en términos del formato que se adjunta al presente como Anexo “D”, el cual será sustituido por la fianza mencionada en el párrafo anterior, por lo que dicho pagaré sólo podrá ser cancelado únicamente en el momento en que AMR reciba dicha fianza a su entera satisfacción.	Notwithstanding the foregoing, Messrs. Marcos Sacal Cohen and Elías Sacal Cababie hereby agree to subscribe a promissory note for the Bond Amount in favor of AMR in terms of the form attached hereto as Exhibit “D”, which will be substituted by the surety bond mentioned in the paragraph above, and thus said promissory note may be cancelled only at the moment when AMR receives said surety bond at its entire satisfaction.

14. En caso de incumplimiento de la presente Carta, de la Contra Garantía o del Contrato, AMR estará autorizada, en cualquier momento, en la medida en que lo permita la ley aplicable, a compensar y aplicar todas las cantidades que AMR posea en cualquier momento en beneficio del Propietario contra todas las obligaciones existentes del Propietario y de los Obligados Solidarios en virtud de la presente Carta, de la Contra Garantía o del Contrato, independientemente de que AMR haya exigido o no el cumplimiento bajo la presente Carta.	14. Upon the occurrence of default under this Letter, the Counter Guaranty and the Agreement, AMR is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set-off and apply any and all amounts at any time held by AMR for the benefit of Owner against any and all of the obligations of Owner and the Joint Obligors existing under this Letter, the Counter Guaranty or the Agreement, irrespective of whether or not AMR shall have made any demand under this Letter.

15. Las obligaciones de garantizar establecidas en la presente Carta son obligaciones irrevocables, absolutas y continuas de pago y cumplimiento, y no sólo son garantías de pago. El hecho de que en cualquier momento o de vez en cuando las obligaciones creadas en virtud de esta Carta aumenten o disminuyan, no liberará o eximirá la obligación del Propietario y de los Obligados Solidarios a AMR del cumplimiento de las obligaciones establecidas en esta Carta.	15. The guarantee obligations in this Letter are an irrevocable, absolute, and continuing guaranty of payment and performance, and is not a guaranty of collection. The fact that at any time or from time to time the obligations under this Letter may be increased or reduced shall not release or discharge the obligation of Owner and the Joint Obligors to AMR with respect to the obligations set forth in this Letter.

16. Las obligaciones del Propietario y de los Obligados Solidarios en virtud de la presente Carta sobrevivirán a la terminación de la Garantía y del Contrato.	16. The obligations of the Owner and the Joint Obligors under this Letter shall survive the termination of the Guaranty and the Agreement.

17. Es la intención expresa e inequívoca del Propietario y de cada uno de los Obligados Solidarios que el Propietario y cada uno de los Obligados Solidarios estarán obligados a pagar y cumplir con las obligaciones bajo esta Carta a su vencimiento, a pesar de cualquier acontecimiento, circunstancia, evento, acción u omisión, ya sea contemplado o no, y ya sea o no descrito de manera particular en el presente.	17. It is the unambiguous and unequivocal intention of Owner and each Joint Obligor that the Owner and each Joint Obligor shall be obligated to pay and perform the obligations under this Letter when due, notwithstanding any occurrence, circumstance, event, action or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein.

18. El Propietario y cada uno de los Obligados Solidarios hacen las siguientes declaraciones y garantías a AMR, según corresponda:	18. Each of Owner and Joint Obligors makes the following representations and warranties to AMR as applicable:

a) El Obligado Solidario es una filial del Propietario y se espera que el valor de la Garantía beneficie al Obligado Solidario directa o indirectamente;	a) The Joint Obligor is an affiliate of Owner and the value of the Guaranty is expected to benefit Joint Obligor either directly or indirectly;

b) Cada uno de los Propietarios y Obligado Solidario que sea una entidad está debidamente constituido, tiene una existencia válida y está en regla bajo las leyes de su estado de constitución, y tiene el poder, la autoridad y el derecho legal necesarios para ejecutar y entregar y cumplir con las obligaciones y disposiciones de esta carta; cualquier Obligado Solidario que sea una persona física está celebrando esta Carta por su propio derecho libremente y sin coerción con la intención de estar legalmente obligado por las disposiciones de esta Carta;	b) Each of Owner and any Joint Obligor which is an entity is duly organized, validly existing and in good standing under the laws of its state of organization, and has the requisite power, authority and legal right to execute and to deliver and to perform and observe the obligations and provisions of this Letter; any Guarantor which is an individual is entering into this Letter freely and without coercion with the intent of being legally bound by the provisions of this Letter;

c) Esta Carta ha sido debidamente autorizada, ejecutada y entregada por el Propietario y cada uno de los Obligados Solidarios, y las disposiciones de esta Carta constituyen obligaciones válidas y vinculantes de cada uno de los Obligados Solidarios, ejecutables contra dicho Obligado Solidario conforme a los términos de la misma, en cada caso, sujeto a las leyes aplicables de quiebra, insolvencia, concurso, transferencia fraudulenta, reorganización, moratoria y leyes similares aplicables ahora o en el futuro que afecten a los derechos de los acreedores en general; y	c) This Letter has been duly authorized, executed and delivered by Owner and each Joint Obligor, and the provisions of this Letter constitute the valid and binding obligations of each Joint Obligor, enforceable against such Joint Obligor in accordance with the terms hereof, in each case, subject to applicable bankruptcy, insolvency, concurso, fraudulent conveyance, reorganization, moratorium and similar applicable laws now or hereafter in effect affecting creditors’ rights generally; and

d) No se requiere ningún consentimiento, aprobación u otra autorización, ni registro, declaración o presentación ante ninguna autoridad gubernamental u otra persona para la debida ejecución y entrega de esta Carta, ni para el cumplimiento o la validez o exigibilidad de esta Carta frente a cada uno de los Obligados Solidarios.	d) No consent, approval or other authorization of, or registration, declaration or filing with, any governmental authority or other person is required for the due execution and delivery of this Letter, or for the performance by or the validity or enforceability of this Letter against each Joint Obligor.

19. La presente Carta y los derechos y obligaciones de las Partes contempladas en el presente documento, serán interpretados y regidos por las leyes federales de México, sin tomar en cuenta sus principios sobre conflictos de leyes. Cualquier disputa que surja bajo la presente, será exclusivamente y finalmente resuelta por los Tribunales Judiciales Federales competentes ubicados en la ciudad de Cancún, Quintana Roo, o en la Ciudad de México, por lo que las Partes irrevocablemente e incondicionalmente se someten a dicha jurisdicción, renunciando expresamente a cualquier otra jurisdicción que pudiera corresponderles en virtud de sus domicilios presentes o futuros o por cualquier otra razón.	19. This Letter and the rights and obligations of the Parties hereunder shall be construed in accordance with and governed by the federal laws of Mexico, without regard to its conflict of laws principles. Any dispute arising hereunder shall be exclusively and finally resolved by the competent Federal Judicial Courts located in the city of Cancun, Quintana Roo, or Mexico City, whereby the Parties irrevocably and unconditionally submit to such jurisdiction, expressly waiving any other jurisdiction that may correspond to them by virtue of their present or future domiciles or for any other reason.

20. Los Obligados Solidarios mantendrán, hasta el momento en que se extinga la Garantía y todas las obligaciones en virtud de esta Carta, un patrimonio neto suficiente para hacer frente a todas las cantidades adeudadas en virtud de la Contra Garantía y de esta Carta.	20. The Joint Obligors will, until such time as the Guaranty is terminated and all obligation under this Letter are extinguished shall maintain a net worth sufficient to pay all amounts due under the Counter Guaranty and this Letter.

21. La falta de ejercicio, y el retraso en el ejercicio, por parte de AMR, de cualquier derecho en virtud del presente documento no supondrá una renuncia al mismo, ni el ejercicio único o parcial del mismo impedirá cualquier otro ejercicio o el ejercicio de cualquier otro derecho. Ninguna notificación o demanda dada en cualquier caso constituirá una renuncia al derecho de tomar otras acciones en el mismo, similar u otros casos sin dicha notificación o demanda.	21. No failure to exercise, and no delay in exercising, on the part of AMR, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.

22. Los contratos, las obligaciones, las garantías y las declaraciones de los Obligados Solidarios bajo la presente son independientes de las obligaciones del Propietario y, en el caso de que cualquier obligación sea exigible en virtud de la presente, se podrá interponer una acción o acciones separadas contra cada uno de los Obligados Solidarios, independientemente de que el Propietario esté unido a ellos o de que se interponga una acción o acciones separadas contra el Propietario.	22. The agreements, obligations, warranties and representations of the Joint Obligors hereunder are independent of the obligations of Owner, and, in the event of any obligation becoming due hereunder, a separate action or actions may be brought and prosecuted against each and any Joint Obligor whether or not Owner is joined therein or a separate action or actions is brought against Owner.

23. Si alguna disposición de esta Carta se considera ilegal, inválida o inaplicable en virtud de las leyes presentes o futuras vigentes durante la vigencia de esta Carta, dicha disposición será independiente y esta Carta se interpretará y aplicará como si dicha disposición ilegal, inválida o inaplicable nunca hubiera formado parte de esta Carta, y las restantes disposiciones de esta Carta seguirán en pleno vigor y efecto y no se verán afectadas por la disposición ilegal, inválida o inaplicable o por su separación de esta Carta, a menos que la continuidad de la eficacia de esta Carta, tal y como ha sido modificada, sea contraria a los acuerdos e intenciones básicas de las Partes tal y como se expresan en ella.	23. If any provision of this Letter is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Letter such provision shall be fully severable and this Letter shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Letter, and the remaining provisions of this Letter shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Letter, unless such continued effectiveness of this Letter, as modified, would be contrary to the basic understandings and intentions of the Parties as expressed herein.

24. La presente Carta sólo podrá ser modificada mediante un instrumento escrito ejecutado por la parte o un representante autorizado de la parte contra la que se pretende hacer valer dicha modificación.	24. This Letter may be amended only by an instrument in writing executed by the party or an authorized representative of the party against whom such amendment is sought to be enforced.

25. Esta Carta, junto con la Contra Garantía, representa el acuerdo final del Propietario, de cada uno de los Obligados Solidarios y de AMR con respecto a las obligaciones relacionadas con la Garantía y sustituye todos y cada uno de los compromisos, acuerdos, declaraciones y entendimientos anteriores, ya sean escritos u orales, relacionados con el objeto de la misma. El Propietario, cada uno de los Obligados Solidarios y AMR pretenden que esta Carta, junto con la Contra Garantía, sea una expresión final y completa de los términos de las obligaciones establecidas en esta Carta, y no se utilizará ninguna prueba de acuerdos o discusiones orales anteriores, contemporáneas o posteriores, ni alguna otra prueba extrínseca de cualquier naturaleza para contradecir, variar, complementar o modificar cualquier término de esta Carta. No existe ningún acuerdo verbal entre el Propietario y cada uno de los Obligados Solidarios relacionado con las obligaciones de esta Carta.	25. This Letter together with the Counter Guaranty embodies the final, entire agreement of Owner, each Joint Obligor and AMR with respect to the obligations related to the Guaranty and supersedes any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof. This Letter together with the Counter Guaranty is intended by Owner, each Joint Obligor and AMR as a final and complete expression of the terms of the obligations set forth in this Letter, and no evidence of prior, contemporaneous or subsequent oral agreements or discussions or other extrinsic evidence of any nature of any shall be used to contradict, vary, supplement or modify any term of this Letter. There are no oral agreements among Owner, each Joint Obligor related to the obligations under this Letter.

26. En caso de que AMR inicie, presente, instituya o lleve a cabo cualquier litigio u otra acción judicial, arbitraje o procedimiento adjudicativo similar para hacer valer sus derechos en virtud de la presente Carta, todos los honorarios, costos y gastos, incluidos, sin limitación, los honorarios razonables de los abogados y las costas judiciales, de la parte que prevalezca en dicha acción, pleito o procedimiento, correrán a cargo de la parte contra cuyos intereses se dicte la sentencia o decisión.	26. If any litigation or other court action, arbitration or similar adjudicatory proceeding is sought, taken, instituted or brought by AMR to enforce its rights under this Letter, all fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, of the prevailing party in such action, suit or proceeding shall be borne by the party against whose interest the judgment or decision is rendered.

27. Para facilitar la ejecución, esta Carta puede ser ejecutada en tantas contrapartes como sea conveniente o necesario. Todas las contrapartes constituirán colectivamente un único instrumento. No será necesario, para probar la existencia de esta carta, presentar o dar cuenta de más de una sola contraparte que contenga las respectivas firmas de, o en nombre de, cada una de las partes.	27. To facilitate execution, this Letter may be executed in as many counterparts as may be convenient or required. All counterparts shall collectively constitute a single instrument. It shall not be necessary in making proof of this Letter to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

En virtud de lo anteriormente expuesto y sin que al efecto medie dolo, error, lesión, violencia, mala fe o cualquier otro vicio del consentimiento, sin más por el momento, quedamos a sus órdenes.	By virtue of the foregoing and without any fraud, error, injury, violence, bad faith or any other defect of consent, without further ado, we remain at your service.

[INTENCIONALMENTE DEJADO EN BLANCO SIGUE HOJAS DE FIRMAS]	[INTENTIONALLY LEFT BLANK FOLLOWS SIGNATURE PAGES]

“El Propietario”/ “The Owner” OPERADORA HOTELERA GRAND ISLAND II, S.A. DE C.V.

/s/ Marcos Sacal Cohen
Por/By: Marcos Sacal Cohen Cargo/Charge: Apoderado/Attorney

“Los Obligados Solidarios”/ “The Joint Obligors” MURANO WORLD, S.A. DE C.V.

/s/ Marcos Sacal Cohen
Por/By: Marcos Sacal Cohen Cargo/Charge: Apoderado/Attorney

/s/ Marcos Sacal Cohen
Sr. Marcos Sacal Cohen/Mr. Marcos Sacal Cohen En su propio derecho / On his own rights

/s/ Elías Sacal Cababie
Sr. Elías Sacal Cababie / Mr. Elías Sacal Cababie En su propio derecho / On his own rights

[HOJA DE FIRMAS DE CARTA DE FECHA 30 DE MARZO DE 2023 FIRMADA POR OPERADORA HOTELERA GRAND ISLAND II, S.A. DE C.V., MURANO WORLD, S.A. DE C.V. Y LOS SEÑORES MARCOS SACAL COHEN Y ELÍAS SACAL CABABIE, Y ACEPTADA POR AMR OPERACIONES MX, S. DE R.L. DE C.V./ SIGNATURE PAGE OF LETTER DATED MARCH 30, 2023 SIGNED BY OPERADORA HOTELERA GRAND ISLAND II, S.A. DE C.V., MURANO WORLD, S.A. DE C.V. AND MESSRS. MARCOS SACAL COHEN AND ELÍAS SACAL CABABIE, AND ACCEPTED BY AMR OPERACIONES MX, S. DE R.L. DE C.V.]

FIRMA DE ENTERADO POR AMR	SIGNATURE OF ACKNOWLEDGEMENT BY AMR

AMR OPERACIONES MX, S. DE R.L. DE C.V.
/s/ Ruben Reyes Gil

Por/By: Ruben Reyes Gil

Cargo/Charge: Apoderado/Attorney in fact

[HOJA DE FIRMAS DE CARTA DE FECHA 30 DE MARZO DE 2023 FIRMADA POR OPERADORA HOTELERA GRAND ISLAND II, S.A. DE C.V., MURANO WORLD, S.A. DE C.V. Y LOS SEÑORES MARCOS SACAL COHEN Y ELÍAS SACAL CABABIE, Y ACEPTADA POR AMR OPERACIONES MX, S. DE R.L. DE C.V./ SIGNATURE PAGE OF LETTER DATED MARCH 30, 2023 SIGNED BY OPERADORA HOTELERA GRAND ISLAND II, S.A. DE C.V., MURANO WORLD, S.A. DE C.V. AND MESSRS. MARCOS SACAL COHEN AND ELÍAS SACAL CABABIE, AND ACCEPTED BY AMR OPERACIONES MX, S. DE R.L. DE C.V.]

Anexo “A” / Exhibit “A”

Contrato de Operación y Administración Hotelera

Hotel Operation and Management Agreement

(se adjunta/ attached)

Anexo “B” / Exhibit “B”

Contra Garantía / Counter Guaranty

(se adjunta/ attached)

Anexo “C” / Exhibit “C”

Montos establecidos para cada Ejercicio Fiscal /

Amounts set forth for each Fiscal Year

Segundo Ejercicio Fiscal Completo	USD $25,000,000.00
Tercer Ejercicio Fiscal Completo	USD $25,000,000.00
Cuarto Ejercicio Fiscal Completo	USD $25,000,000.00
Quinto Ejercicio Fiscal Completo	USD $25,000,000.00
Sexto Ejercicio Fiscal Completo	USD $25,000,000.00
Séptimo Ejercicio Fiscal Completo	USD $25,000,000.00
Octavo Ejercicio Fiscal Completo	USD $25,000,000.00
Noveno Ejercicio Fiscal Completo	USD $25,000,000.00
Décimo Ejercicio Fiscal Completo	USD $25,000,000.00
Décimo Primer Ejercicio Fiscal Completo	USD $25,000,000.00

Anexo “D” / Exhibit “D”

Formato de Pagaré / Form of Promissory Note

PAGARÉ

EU$10,000,000.00 dólares (Diez Millones de Dólares 00/100)

POR VALOR RECIBIDO, los señores MARCOS SACAL COHEN y ELÍAS SACAL CABABIE (conjuntamente, los “Suscriptores”), por este pagaré (el “Pagaré”) incondicionalmente prometen pagar a la orden de AMR OPERACIONES MX, S. DE R.L. DE C.V. (el “Acreedor”), la suma principal de EU$10,000,000.00 (Diez Millones de Dólares 00/100), en Dólares, en fondos inmediatamente disponibles y libremente transferibles al Acreedor, en el domicilio ubicado en Unidad A-1 en el Centro Empresarial Cancún – Zona Hotelera, Lote 18-12, manzana S2, Zona Hotelera, Cancún, Benito Juárez, Quintana Roo, C.P. 77500, o en cualquier otra forma que el Acreedor oportunamente indique por escrito a los Suscriptores, pagadero a la vista.

El presente Pagaré no generará intereses ordinarios sobre el saldo insoluto del presente Pagaré.

En caso de mora en el pago de cualquier cantidad (o parte de la misma) pagadera conforme al presente Pagaré, dicha cantidad devengará intereses moratorios sobre la cantidad vencida y no pagada desde (e incluyendo) la fecha en que dicho pago debió realizarse y hasta su pago total, a una tasa anual igual al 20% (veinte por ciento) del monto adeudado y no pagado.

Los Suscriptores renuncian a toda diligencia, protesto, presentación o aviso de intención de anticipación respecto del no pago o incumplimiento o cualquier aviso de cualquier otro tipo respecto a este Pagaré. La falta de ejercicio por parte del Acreedor de cualquiera de los derechos bajo este Pagaré en cualquier caso concreto no constituirá una renuncia al mismo en dicho caso o en cualquier otro caso subsecuente.

Todos los pagos de principal e intereses moratorios, de ser el caso, y cualquier otra cantidad pagadera bajo este Pagaré, serán hechos por los Suscriptores sin deducción por y libres de cualquier impuesto, retención, gravamen, derecho, contribución, cuota o cualquier otro cargo de cualquier naturaleza establecidos o impuestos por cualquier autoridad de o dentro de México o cualquier subdivisión política de los mismos, y de todos los respectivos recargos, multas u obligaciones similares (los “Impuestos”). En caso de que los Suscriptores estuvieren obligados por ley a deducir o retener cualquier Impuesto en relación con las cantidades pagaderas bajo el presente Pagaré, dichas cantidades serán incrementadas a fin de que, una vez hechas todas las deducciones o retenciones a cuenta de Impuestos, el Acreedor reciba una cantidad igual a la que habría recibido si no se hubieren hecho dichas deducciones o retenciones.

Para la interpretación, ejecución y cumplimiento de este Pagaré, así como para cualquier requerimiento judicial de pago bajo el mismo, los Suscriptores se someten expresamente a la jurisdicción y competencia de los tribunales federales competentes con sede en la Ciudad de México, y renuncian expresamente a cualquier otro fuero que por razón de su domicilio, presente o futuro, o cualquier otra causa, pudiere corresponderle.

Los Suscriptores conviene en extender el plazo de presentación del presente Pagaré para efectos del artículo 128 de la Ley General de Títulos y Operaciones de Crédito por un plazo de 5 (cinco) años contados a partir de la fecha de firma de este Pagaré.

Este Pagaré estará sujeto a, será regido por, e interpretado de acuerdo con, las leyes de México.

Cancún, Quintana Roo, a ___ de __________ de 2023.

“Suscriptor” MARCOS SACAL COHEN en su propio derecho	“Suscriptor” ELÍAS SACAL CABABIE en su propio derecho

____________________________________ Domicilio: __________________________	____________________________________ Domicilio: __________________________